THE VICTORY PORTFOLIOS

International Fund

Minutes of Special Meeting of Shareholders
October 15, 2003
10:00 a.m. (Eastern Time)


A Special Meeting of Shareholders of the International Fund (the "Fund"), a series of The Victory Portfolios (the "Trust"), was held at 3435 Stelzer Road, Columbus, Ohio 43219, on Thursday, October 15, 2003 at 10:00 a.m. (Eastern time). Cynthia Lindsey of BISYS Fund Services, Secretary of the Trust, acted as Chairman of the meeting. Sue A. Walters and Scott Zoltowski of BISYS Fund Services also attended the meeting; Ms. Walters was appointed the Inspector of Election and Mr. Zoltowski acted as Secretary and Proxy of the Meeting. Several persons participated in the meeting by telephone conference call, throughout which all participants could hear one another. Participating by telephone were Karen Haber of Victory Capital Management Inc., Elliott Cohan of Kramer, Levin, Naftalis & Frankel LLP and Diane Mazules and Robert Rosselot of Franklin Templeton Investments. No shareholders were present.

The following transpired:

Chairman:	Ladies and Gentlemen, this Special Meeting of Shareholders of the
International Fund, a series of The Victory Portfolios, is called to order.
My name is Cynthia Lee Lindsey. I will be serving as the Chairman of this meeting.

The following proposals will be considered at this meeting:

( A proposal to reorganize the International Fund in to the Templeton Foreign Fund, an existing portfolio of Templeton Funds, Inc.; and ( A proposal to transact any other business, not currently contemplated, that may properly come before the Meeting.

At the time the proposals are put to a vote, there will be an opportunity to ask questions regarding the proposals. After the meeting is concluded, there will be time for informal discussions and questions regarding The Victory Portfolios, which we will refer to as the Trust. Before we consider the proposals, I would like to proceed with the formalities of the meeting. Scott Zoltowski will act as Secretary and Proxy of the meeting and will record the minutes.

Secretary:	Ms. Chairman, the Board of Trustees of the Trust fixed the
close of business on September 5, 2003 as the record date with respect to the proposals, and only shareholders of record as of the close of business on such date are entitled to vote at this meeting. I have copies of the notice of this meeting, the Proxy Statement, copies of the tabulation letters, and the proxy cards in the form mailed to shareholders of record, together with the affidavits from Georgeson Shareholder Communications certifying the mailing of such proxy materials, Templeton Foreign Fund Prospectus, Templeton Foreign Fund Annual and Semi-Annual Reports to all shareholders of record.

Chairman:	Thank you, Mr. Secretary.  Please file the copies of the notice of the meeting, Proxy Statement, proxy cards, tabulation letters, and affidavit of mailing with the minutes of this meeting. All of these documents are open to inspection by shareholders during the course of this meeting.

At this time, I wish to appoint Sue A. Walters as the Inspector of Election and Ballots at this meeting, to count the ballots that will be cast at this Meeting and to report the results of the voting. I will refer to her, in this capacity, as the "Inspector." Will the Inspector please file the oath required?

Inspector:	Yes.

[The Inspector filed the oath with the Secretary.]

Chairman:	If there is any shareholder present who wishes to vote and has not yet given his or her name to the Inspector, please do so now. Voting on the principal matters to be considered at the meeting will be by written ballot and the Inspector will report the results of the voting before the meeting is adjourned. If you have mailed or otherwise delivered a proxy, your shares will be voted in the manner in which you have specified in your proxy, and it will not be necessary for you to sign any written ballots at the meeting. If, however, you wish to change the vote indicated on your proxy in any manner, you may do so by voting at this meeting. It will simplify the tabulation of votes later in the meeting if those shareholders who would like to vote by proxy would let us have them now.

 [All shareholders who wished to vote by proxy had done so.]

Mr. Secretary, will you please announce the attendance?

Secretary:	Ms. Chairman, according to the shareholders' list, as of the record date, the following shares of beneficial interest of International Fund were outstanding:

Fund
Shares Outstanding and Entitled to Vote
International Fund
6,375,080.187

		The following are the shares voted by International Fund:

Fund
Shares Present
Percentage of Shares Outstanding
International Fund
4,329,376.508
67.911%

Chairman:	A quorum for the transaction of business at the meeting is
one-third of the shares outstanding and entitled to vote. As more than one-third of the outstanding shares of each class are present in person or by proxy, a quorum has been reached and the meeting is convened.
I order the proxies to be filed with the records of the International Fund.

Before we begin the business of the meeting, let me explain the mechanics of conducting a Special Meeting of Shareholders. The
International Fund could not expect every shareholder to attend this meeting. Therefore, shareholders have the opportunity to vote by proxy and, of course, the designated proxies will follow their instructions.

In addition to fulfilling a legal requirement, this meeting offers shareholders an opportunity to ask questions about the International Fund. As I mentioned earlier, we will welcome any general questions after the formal business of the meeting has been concluded.
We may now proceed to the business of the meeting. For convenience, the formal motions will be made by the Secretary of the meeting.

Chairman:	Shareholders are being asked to vote on Proposal 1: To reorganize the International Fund into the Templeton Foreign Fund (the "Templeton
Fund"). The Agreement and Plan of Reorganization and the transactions contemplated thereby include (a) the transfer of substantially all of the International Fund's assets and liabilities to the Templeton Fund, in exchange for shares of the Templeton Fund and (b) the distribution by the International Fund of the Templeton Fund's shares it receives to its shareholders. Each shareholder will receive the same dollar value of Templeton Fund shares as the shareholder owned of the International
Fund's shares.  Shareholders owning Class A Shares of the International
Fund will receive Class A Shares of the Templeton Fund and shareholders owning Class R Shares of the International Fund will receive Class C
Shares of the Templeton Fund. The International Fund will subsequently cease operations on or about October 27, 2003, or as soon as reasonably practicable after the transfer of its assets to the Templeton Fund.
Proposal 2: To transact any other business, not currently contemplated that may properly come before the Meeting.

Chairman:	I now ask for a formal motion.

Secretary:	Ms. Chairman, I move that the shareholders of the Trust approve the following resolution:
RESOLVED, that the reorganization of the International Fund, a series of the Trust, into the Templeton Fund, a series of Templeton Funds, Inc., according to the Agreement and Plan of Reorganization dated as of August 5, 2003 and the transactions contemplated thereby, as presented in the proxy materials, is hereby approved.

		RESOLVED, that we transact any other business, not currently contemplated, that may properly come before the Meeting.



Inspector:	I second the motion.

Chairman:	You have heard the motions to be voted on at this Special Meeting of
Shareholders.  The meeting is now open for discussion on the motions.

We will attempt to answer any questions you may have regarding the proposals:


	[There was no discussion by anyone.]

	In addition, we now ask whether shareholders of the International Fund have other business as may properly come before this meeting or any adjournment or adjournments thereof.


[There was no discussion by anyone.]

Chairman:	Have all shareholders and proxy agents who intend to vote at this meeting turned in their ballots? If not, I ask that the Inspector collect any other ballots to be cast at this meeting.

Chairman:	Has every shareholder had the opportunity to vote on the
proposals? Since there are no negative responses, it appears that all votes have been cast. I, therefore, declare the polls closed. We wish to take an informal recess, during which the Inspector will count the votes and prepare the report. We will be happy to answer questions concerning the Trust.

Chairman:	I understand that the Inspector's Report has been completed.
Will the Inspector please submit the Report?

Inspector:	I submit the Report of the Inspector which includes the following:

The Report shows that the holders of the International Fund have voted in favor of the proposals. The following shares were voted for, against, and abstained by the International Fund for each proposal:
"Majority of Outstanding Voting Securities" Tests
50% of Outstanding Shares Test

International Fund

Shares
Outstanding

For
Percent of Outstand.

Against
Percent of Outstand.

Abstained
Percent of Outstand.








Proposal 1
6,375,080.187
4,148,665.895
65.076%
64,942.795
1.019%
115,767.818
1.816%
Proposal 2
6,375,080.187
4,030,867.539
63.229%
25,760.179
..404%
272,748.790
4.278%

50% of Outstanding Shares Present Test (1940 Act Quorum)
Fund
Shares Present
Percentage
International Fund
4,329,376.508
69.911%





Chairman:	As indicated in the Proxy Statement, the approval of the
proposals require approval of a majority of the outstanding voting securities of the International Fund; a majority of the outstanding voting securities means the lesser of one more than half of the number of shares that are issued and outstanding as of the record.

Therefore, the shareholders have approved the proposal as presented to them.

	The Secretary shall file the Report of the Inspector with the minutes of this meeting. This completes the business of the meeting. We will be glad to discuss further questions you may have about the International Fund at this time. Since it seems unnecessary to prolong the formal meeting for this purpose, I suggest a motion be made to adjourn.

Secretary:	Ms. Chairman, I move the meeting be adjourned.

Chairman:	I second the motion.

Chairman:	It has been moved and seconded that the meeting be adjourned.
All in favor say "AYE".

	(PAUSE)

	Opposed....?

	(PAUSE)

	The meeting is now adjourned.  Thank you very much for attending.




					________________________
					Scott Zoltowski
					Acting Secretary
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